EXHIBIT 99.1

MicroVision Announces Second Quarter 2018 Results

REDMOND, Wash., July 31, 2018 (GLOBE NEWSWIRE) -- MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display and sensing technology, today announced results for the quarter ended June 30, 2018.

Revenue for the second quarter of 2018 was $2.0 million, compared to $1.3 million for the second quarter of 2017. MicroVision's net loss for the second quarter of 2018 was $8.5 million, or $0.10 per share, compared to a net loss of $5.7 million, or $0.08 per share for the second quarter of 2017.

“I am pleased with the progress we are making with our revised Go-to-Market strategy targeting Tier 1 technology leaders who have the capabilities to leverage our innovative solutions. We entered into a display-only license agreement with a global technology company to address one of our five targeted vertical markets. We remain on track with the $24 million contract we signed in April 2017 and have been advised by our customer that we should expect a product launch sometime in 2019,” said Perry Mulligan, MicroVision’s Chief Executive Officer.

“Over the last two months we also raised cash to bolster our balance sheet through a public stock offering that netted over $16 million. Additionally, the display-only license agreement provided $5 million in license fees in Q2, and is expected to provide another $5 million in Q4,” Mulligan added.

The company has implemented Revenue Standard ASC 606 for the year beginning January 1, 2018. The Company transitioned to the new standard using the full retrospective approach, and per the standard, historical periods have been adjusted as if the new standard was in place for historical periods.

Financial Results Conference Call

The company will host a conference call today to discuss its second quarter 2018 results and current business operations at 5:00 p.m. ET/2:00 p.m. PT. Interested parties can listen to the company's conference call by accessing the MicroVision website’s Investor Events Calendar page or dialing 1-877-883-0383 (for U.S. participants) or 1-412-902-6506 (for international participants) ten minutes prior to the start of the call using pass code number 6154686. A replay webcast of the call will also be available from the MicroVision website’s Investor Events Calendar page.

About MicroVision

MicroVision is the creator of PicoP® scanning technology, an ultra-miniature laser projection and sensing solution for mobile consumer electronics, automotive head-up displays and other applications. MicroVision’s patented technology is a single platform that can enable projected displays, image capture and interaction for a wide array of future-ready products in this rapidly evolving, always-on world. Extensive research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and has been included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to providing solutions, benefits under license agreements, progress on development contracts, potential customer agreements, potential demand for MicroVision technology and products, progress on Go-To-Market strategy, potential products and applications, features of MicroVision technology, and those containing words such as “expect” are forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP display technology may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers' failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.
Balance Sheet
(In thousands)
(Unaudited)

	June 30,	December 31,
	2018	2017

Assets
Current Assets
Cash and cash equivalents	$20,993	$16,966
Accounts receivable, net	2,672	15
Costs and estimated earnings in excess
of billings on uncompleted contracts	-	680
Inventory	4,505	4,541
Other current assets	1,221	1,015
Total current assets	29,391	23,217

Property and equipment, net	3,122	3,251
Restricted cash	435	435
Intangible assets, net	544	602
Other assets	2,498	2,262
Total assets	$35,990	$29,767

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$2,275	$3,063
Accrued liabilities	6,155	5,864
Deferred revenue	5,000	-
Billings on uncompleted contracts
in excess of related costs	446	5
Other current liabilities	10,063	10,142
Total current liabilities	23,939	19,074

Deferred rent, net of current portion	416	302
Other long-term liabilities	21	305
Total liabilities	24,376	19,681

Commitments and contingencies

Shareholders' Equity
Common stock at par value	93	79
Additional paid-in capital	545,978	528,873
Accumulated deficit	(534,457)	(518,866)
Total shareholders' equity	11,614	10,086
Total liabilities and shareholders' equity	$35,990	$29,767

MicroVision, Inc.
Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Product revenue	$-	$45	$-	$45
Royalty revenue	-	106	11	203
Contract revenue	2,014	1,188	4,191	1,659
Total revenue	2,014	1,339	4,202	1,907

Cost of product revenue	326	181	564	394
Cost of contract revenue	1,355	812	2,990	1,215
Total cost of revenue	1,681	993	3,554	1,609

Gross margin	333	346	648	298

Research and development expense	6,691	3,672	11,519	6,990
Sales, marketing, general
and administrative expense	2,093	2,325	4,700	4,905
Total operating expenses	8,784	5,997	16,219	11,895

Loss from operations	(8,451)	(5,651)	(15,571)	(11,597)

Other expense, net	(8)	(5)	(20)	(8)

Net loss	$(8,459)	$(5,656)	$(15,591)	$(11,605)

Net loss per share - basic and diluted	$(0.10)	$(0.08)	$(0.19)	$(0.17)

Weighted-average shares
outstanding - basic and diluted	81,321	69,373	79,973	68,747

Investor Relations Contacts

Ted Moreau
Darrow Associates, Inc.
608.298.7369
tmoreau@darrowir.com

or

David H. Allen
Darrow Associates, Inc.
408.427.4463
dallen@darrowir.com